Exhibit 99.1

Nanophase Announces Third Quarter 2004 Results

Revenues Increased 11% Year-Over-Year

ROMEOVILLE, Ill., Oct. 28, 2004 /PRNewswire-FirstCall/ — Nanophase Technologies (Nasdaq: NANX - News), a nanomaterial technology leader, developer and commercial manufacturer, announced third quarter 2004 results. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ended September 30, 2004, total revenue rose to $1.38 million compared with $1.24 million in the same quarter of 2003, or an increase of 11%. Nanophase reported a third quarter 2004 net loss of $1.66 million, or $0.09 per share (fully diluted), compared with a net loss for the third quarter of 2003 of $1.37 million, or $0.09 per share (fully diluted). The Company noted that the current quarter’s loss was impacted by $279,000 of accounting and legal costs associated with its shelf filing earlier in the year, which contributed almost $0.02 to the current quarter loss. The filing was withdrawn during August 2004 due to unfavorable market conditions and the Company’s strong current cash position.

“Nanophase continues to make solid progress in business and market development, technology expansion, operational improvement, and new nanomaterials development,” stated Joseph Cross, president and CEO. “Our qualified business development opportunities in the third quarter of 2004 number approximately 100, which is almost a threefold increase during 2004, in eight major market areas: personal care, industrial antimicrobial, catalysts, powder metallurgy, polishing, medical devices, electrical and electronic, and conductive/attenuating surfaces. While there is no guarantee that opportunities will mature into a revenue stream, the quantity and quality of Nanophase’s opportunities are at the highest level in the Company’s history.

“Additionally, our market partners, BASF, Rohm & Haas CMP Technologies, and BYK-Chemie (Altana), are continuing to expand their respective products and markets using our nanomaterials. We have seen clear progress across our market partner base, for example, with BYK-Chemie announcing its new NanoBYK products that contain the Company’s nanomaterials. We plan to provide a summary overview of business and market development during the scheduled conference call.”

“During the last quarter, we completed the major part of our effort to attain a 25% increase in production rates in the Company’s PVS reactors. Year-to-date, we have achieved a 21% reduction in variable manufacturing cost on high volume nanomaterials. In parallel, Nanophase has an aggressive new nanomaterials development schedule based on market, not technical, pull from our partners and business development initiatives. This is a vital effort to enable the Company to position new nanoproducts for potential revenues in 2005-2006. We expect that the currently scheduled activities in this area will last well into 2005 and would anticipate additional new nanomaterials to be added.”

“Also during the third quarter of 2004, the Company continued to increase its industry-leading intellectual property portfolio by filing three new US patent applications; one covering the Company’s new coating technology; one in conjunction with BASF; and one in conjunction with BYK-Chemie (Altana). Also during the quarter, Nanophase increased its foreign patent inventory by eight, including both patents allowed and patent applications.”

Nanophase plans its third quarter conference call for November 2 at 10:00 AM CST, 11:00 AM EST, accessible on http://www.nanophase.com by clicking on the conference call link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through November 9, 2004, by dialing 706-645-9291 and entering code 1628796, or by logging onto the Nanophase website and following the above instructions.

Nanophase Technologies (NANX), http://www.nanophase.com, provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 25 United States patents and patent applications and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings. Other information on our website is not incorporated by reference into, and should not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form 10-Q filed August 13, 2004 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward- looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

ASSETS	September 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$560,013	$399,999
Investments	13,312,833	4,562,364
Trade accounts receivable, less allowance for doubtful accounts of $24,350 and $25,000 at September 30, 2004 and December 31, 2003, respectively	959,896	1,244,490
Other receivable	2,866	24,214
Inventories, net	774,196	682,999
Prepaid expenses and other current assets	254,814	659,778
Total current assets	15,864,618	7,573,844
Equipment and leasehold improvements, net	7,715,218	8,192,995
Other assets, net	558,416	475,980
	$24,138,252	$16,242,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$666,191	$1,034,379
Current portion of capital lease obligations	17,663	43,609
Accounts payable	777,531	438,304
Accrued expenses	845,981	743,771
Total current liabilities	2,307,366	2,260,063
Long-term debt, less current maturities	—	251,843
Long-term portion of capital lease obligations, less current maturities	—	11,826
	—	263,669

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 17,895,482 and 15,902,674 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	178,955	159,027
Additional paid-in capital	71,970,090	59,297,135
Accumulated deficit	(50,318,159)	(45,737,075)
Total stockholders’ equity	21,830,886	13,719,087
	$24,138,252	$16,242,819

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$1,144,010	$1,149,500	$3,497,999	$3,720,477
Other revenue	233,108	89,473	714,547	490,114
Total revenue	1,377,118	1,238,973	4,212,546	4,210,591

Operating expense:
Cost of revenue	1,311,622	1,166,853	3,952,908	3,947,823
Research and development expense	437,941	480,301	1,389,638	1,452,036
Selling, general and administrative expense	1,024,581	941,949	3,187,758	3,121,698
Total operating expense	2,774,144	2,589,103	8,530,304	8,521,557
Loss from operations	(1,397,026)	(1,350,130)	(4,317,758)	(4,310,966)
Interest income	51,600	12,874	108,386	54,263
Interest expense	(16,266)	(23,472)	(60,892)	(87,928)
Other, net	(289,080)	2,274	(288,320)	2,274
Loss before provision for income taxes	(1,650,772)	(1,358,454)	(4,558,584)	(4,342,357)
Provision for income taxes	(7,500)	(7,500)	(22,500)	(22,500)
Net loss	$(1,658,272)	$(1,365,954)	$(4,581,084)	$(4,364,857)

Net loss per share-basic and diluted	$(0.09)	$(0.09)	$(0.27)	$(0.29)
Weighted average number of common shares outstanding	17,572,006	15,371,023	17,054,946	15,246,489